Exhibit 99.1

For Immediate Release

Verra Mobility publishes 2024 Corporate Responsibility Report

Report highlights Company’s successes and approach to corporate responsibility, which is built on four pillars: community, planet, people and governance

MESA, Ariz., May 28, 2025 -- Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced it has published its 2024 Corporate Responsibility Report.

A copy of the Company’s Corporate Responsibility Report can be downloaded by visiting www.verramobility.com/corporate-responsibility.

“We take great pride in being a responsible corporate citizen, and we value our relationships with the communities in which we live and work,” said David Roberts, President and CEO, Verra Mobility. “Looking ahead, I’m confident in our ability to help create a future where transportation is safer and easier.”

Verra Mobility’s corporate responsibility framework is built on four pillars: community, planet, people and governance. The report highlights how the Company delivers results for its customers, employees and shareholders and the impact it has on communities.

About Verra Mobility

Verra Mobility Corporation (NASDAQ: VRRM) is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. The company sits at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. The company also solves complex payment, utilization and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Media Relations: Investor Relations:
Eric Krantz Mark Zindler

eric.krantz@verramobility.com mark.zindler@verramobility.com